UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Universal Forest Products, Inc.

(Name of Registrant as Specified In Its Charter)

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Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525

Notice of Annual Meeting

The Annual Meeting of Shareholders of Universal Forest Products, Inc. will be held at the Company's Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, on Wednesday, April 18, 2012, at 8:30 a.m. local time (registration begins at 8:00 a.m.) for the following purposes:

(1)	Election of three directors for three year terms expiring in 2015.

(2)	Consider and vote upon a proposal to amend our Company’s Director Retainer Stock Plan.

(3)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012.

(4)	To consider an advisory vote on executive compensation.

(5)	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 20, 2012, are entitled to notice of and to vote at the meeting.  To vote by telephone, shareholders of record may call toll free on a touch-tone telephone, 1-800-690-6903, enter the control number located on their Notice, and follow the recorded instructions.  To vote on the Internet, shareholders of record may go to the Internet address http://www.proxyvote.com, enter the control number located on their Notice, and follow the instructions provided.

BY ORDER OF THE BOARD OF DIRECTORS

Matthew J. Missad, Chief Executive Officer

March 6, 2012

Your vote is important. Even if you plan to attend the meeting,
PLEASE VOTE YOUR PROXY PROMPTLY.

Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525

Annual Meeting of Shareholders

April 18, 2012

Proxy Statement

SOLICITATION OF PROXIES

This Proxy Statement and the enclosed proxy are being furnished to holders of common stock, no par value, of Universal Forest Products, Inc. (the "Company").  Our Board of Directors (the "Board") is soliciting proxies for use at our Annual Meeting of Shareholders to be held on April 18, 2012, and at any adjournment of that meeting, at our Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, at 8:30 a.m. local time.  Registration for the meeting begins at 8:00 a.m.

VOTING AT THE MEETING

If the enclosed Proxy is properly signed and returned, the shares represented by the proxy will be voted at our Annual Meeting of Shareholders and at any adjournment of the meeting.  If a shareholder specifies a choice, the proxy will be voted as specified.  If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in the Proxy Statement, for the proposed amendment to our Director Retainer Stock Plan, for the ratification of the appointment of our independent registered public accounting firm, for approval of our executive compensation, and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting.

In accordance with the rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of providing our proxy materials to our shareholders. Unless requested, shareholders will not receive paper copies of our proxy materials. Instead, we will mail our shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing our proxy materials and for voting via the Internet or telephone.  The Notice of Internet Availability of Proxy Materials will also provide information on how shareholders may obtain paper copies of proxy materials free of charge, if they so choose.

Returning your completed proxy will not prevent you from voting in person at our Annual Meeting of Shareholders, if you wish to do so.  In addition, you may revoke your proxy at any time before it is voted, by written notice to our secretary prior to our Annual Meeting of Shareholders, by submission of a later-dated proxy, or by the withdrawal of your proxy and voting in person at our Annual Meeting of Shareholders.

The cost of the solicitation of proxies will be paid by our Company.  In addition to the use of the United States Postal Service, proxies may be solicited personally, by telephone, by facsimile, or by electronic mail by our employees who will not receive additional compensation for soliciting proxies.  We do not intend to pay any compensation for the solicitation of proxies, except that we will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.

VOTING SECURITIES

Holders of record of common stock at the close of business on February 20, 2012, will be entitled to vote at our Annual Meeting of Shareholders.  As of February 20, 2012, there were 19,655,445 shares of common stock outstanding. The presence in person or by proxy of at least 51% of such shares constitutes a quorum. A shareholder is entitled to one vote for each share of common stock registered in the shareholder's name at the close of business on February 20, 2012.  Under Michigan law, abstentions are treated as present and entitled to vote and therefore count in determining the presence of a quorum.  A broker non-vote on a matter is considered not entitled to vote on that matter and, therefore, is not counted in determining (1) the existence of a quorum, or (2) whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.  A broker non-vote occurs when a broker or similar holder has not received voting instructions from the beneficial holder of these shares and is barred from exercising its discretionary authority to vote the shares because the proposal is “non-routine.”  Votes cast at the meeting or submitted by proxy will be counted by inspectors of the meeting appointed by our Company.  There is no right to cumulative voting on any matter.

ELECTION OF DIRECTORS

Our Board presently consists of ten members.  These members are divided into three classes, as equal in number as possible, with the classes to hold office for staggered terms of three years each.  Our Board has nominated incumbent directors Matthew J. Missad, and Louis A. Smith, and director nominee, Thomas W. Rhodes, to three-year terms expiring at our 2015 Annual Meeting of Shareholders.  Mr. Missad was appointed to our Board on July 13, 2011, in connection with his election as CEO.  Directors Dan M. Dutton and William R. Payne are not seeking re-election to our Board.  We thank them for their service and wisdom as well as the insight they provided to our Company during their respective terms.  At its meeting on January 30, 2012, our Board reduced the size of the Board to nine members, effective April 18, 2012.

The persons named as proxy holders in the accompanying proxy will vote for the above-named nominees, unless a shareholder directs them differently on a proxy card.  If a nominee is not available for election as a director at the time of the Annual Meeting of

Shareholders (a situation which is not now anticipated), the Board may designate a substitute nominee, and the accompanying proxy will be voted for the substituted nominee.

A vote of the shareholders holding a plurality of the shares present in person or represented by proxy is required to elect directors.  Accordingly, the three individuals who receive the greatest number of votes cast at the meeting will be elected as directors.

The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

The following table provides certain biographical information for each person who is nominated for election as a director at our Annual Meeting of Shareholders and for each person who is continuing as an incumbent director.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director

Nominees for Terms Expiring in 2015

Matthew J. Missad (51) is Chief Executive Officer of our Company,	Director since 2011.
a position to which he was appointed on July 13, 2011. From 1996	CPA Certificate of Examination.
to 2011, he was Executive Vice President, General Counsel and
Secretary, in addition to serving on the boards of subsidiary entities, including international partnerships.

Mr. Missad’s experience and exposure to nearly all facets of our business is integral to the growth of our Company. Having led, at various times, the human resources, insurance, marketing, wood preservation, engineering, transportation, and compliance teams, and serving on our executive leadership team, he has an ability to understand and motivate people and teams, a capacity to simplify complex issues for sound decision-making, and a well-rounded and deep understanding of our Company’s business, people, markets, and opportunities.

Thomas W. Rhodes (50) is President and Chief Executive Officer of	Director Nominee.
TWR Enterprises, Inc. of Corona, CA, a company he formed in 1984, which is the largest framing contractor in Southern California. Mr.
Rhodes serves as a board member of the California Framing
Contractors Association, Building Industry Association, Orange County,
and the California Professional Association of Specialty Contractors,
Orange County/Inland Empire.

Mr. Rhodes has spent over 26 years building his business while establishing and developing relationships in the residential building and commercial construction industry. Mr. Rhodes’ experience in the site-
built construction business and his career as a framing contractor and an entrepreneur will provide our Board and management with meaning-
ful insight into this market and its prospects. His creative and strategic-
thinking skills enabled him to branch out into other ventures, including real estate, hotel development and insurance. These experiences are expected to provide a benefit to his service on our Board.

Louis A. Smith (72) is President of the law firm of Smith and Johnson,	Director since 1993.
Attorneys, P.C., of Traverse City, Michigan and serves as a member	Currently serving as Lead Director.
of the Advisory Council for the University of Notre Dame Law School.	Member of Audit Committee.
Mr. Smith served on The State Board of Law Examiners, upon	Member of Personnel and
nomination by the Michigan Supreme Court and by gubernatorial	Compensation Committee.
appointment.

Mr. Smith utilizes his 47 years in the active practice of law to assist our Company’s evaluation of legal and strategic risks. He has significant business ownership expertise, including in-depth experience with regulated industries such as banking and oil and gas. He has tremendous institutional knowledge and experience based on his 18 years as a member of our Board.

Incumbent Directors - Terms Expiring in 2013

William G. Currie (64) is Chairman of the Board of our Company.	Director since 1978.
He joined our Company in 1971, serving as a salesman, general manager, vice president, and executive vice president. He was the
Chief Executive Officer of our Company from 1989 to 2006, and on
January 1, 2000, also became Vice Chairman of the Board. On
April 19, 2006, he was named Chairman of the Board and served as an employee with the title of Executive Chairman until he retired from our Company on July 20, 2009. Mr. Currie has been on the board of
Forestar Real Estate Group Inc. since 2008 and serves on its Audit and Management Development and Executive Compensation Committee.

During his tenure with our Company, Mr. Currie created and, to this day, maintains extremely valuable relationships with many in the lumber and building materials industries. He has an in-depth understanding of our Company’s supply chain and customer base, which makes him an important asset to management in assessing growth opportunities and strategic objectives.

John M. Engler (63) became President of the Business Roundtable	Director since 2003.
on January 15, 2011. He was President and Chief Executive Officer	Member of Nominating and
of the National Association of Manufacturers from October 2004 until	Corporate Governance
he took over as head of the Business Roundtable. He was President	Committee.
of State and Local Government Business and Vice President of	Member of Personnel and
Government Solutions for North America for EDS in Herndon, Virginia	Compensation Committee.
from February 2003 to September 2004. He served as Governor of the
State of Michigan from 1991 to 2003. Mr. Engler has served on the board of Munder Capital Management since 2003 and on the board of
Delta Airlines since 2008. He served on the board of Northwest Airlines from 2003 until 2008.

Mr. Engler's law degree, coupled with his experience in successfully leading the State of Michigan for 12 years, gives him a unique capacity to understand complex issues and to simplify them in an efficient and effective manner. As President of the Business Roundtable, Mr. Engler leads an association of chief executive officers of leading U.S. companies with nearly $6 trillion in annual revenue and more than 12 million employees. His work on issues ranging from tax and trade to corporate governance and regulatory policy allows him be a key contributor as a director.

Bruce A. Merino (58) retired from The Home Depot in 2009, after	Director since 2009.
25 years with the company. At the time of his retirement, he was	Chairman of Personnel and
Senior Vice President of Merchandising and President of The Home	Compensation Committee.
Depot's Expo Design Center. Mr. Merino sits on the City of Hope's	Member of Nominating and
Home Improvement Board Council and is its chair.	Corporate Governance
Committe.
Mr. Merino has been able to utilize his 38 years of experience in the home improvement industry to assist our Company in strategy and operations for our DIY market. Mr. Merino understands the
procurement and marketing operations of big box retailers, which is very valuable to our Company.

Incumbent Directors - Terms Expiring in 2014

John W. Garside (72) is President and Treasurer of Woodruff Coal	Director since 1993.
Company of Kalamazoo, Michigan. Mr. Garside is a former	Member of Personnel and
commissioner for the Michigan Department of Transportation.	Compensation Committee.
Member of Nominating and
Mr. Garside has nearly 51 years of business and management	Corporate Governance
experience with full bottom-line responsibilities. He has dealt	Committee.
extensively with transportation issues in both the private and public sectors. He has a unique understanding and perception of energy costs, energy policy, and resource management. Mr. Garside's institutional knowledge and experience, based on his 18 years as a member of our Company’s Board, is a valuable asset to our Company.

Gary F. Goode (67) retired from Arthur Andersen LLP in March 2001	Director since 2003.
after 29 years. Since his retirement, Mr. Goode has worked as an	Chairman of Audit Committee.
independent consultant, and has served as Chairman of Titan Sales and Consulting LLC since January 2004. Mr. Goode has been on the
Board of Directors of Gentex Corporation since 2003 and serves on its Audit, Compensation, and Nominating Committees.

Mr. Goode is a financial expert, as defined by the SEC. As a result of
29 years as a Certified Public Accountant, he gained valuable insight into a wide variety of businesses. His financial acumen, coupled with these varied business experiences, provides a great frame of reference for successful business practices at other companies. His working career also gives him extensive experience working with companies whose securities are registered with the SEC.

Mark A. Murray (57) has served as President of Meijer, Inc., a	Director since 2004.
regional retail chain, since 2006. From 2001 to 2006, he was the	Chairman of Nominating
President of Grand Valley State University. He also served as	and Corporate Governance
Treasurer for the State of Michigan from 1999 to 2001 and Vice	Committee.
President of Finance and Administration for Michigan State University	Member of Audit Committee.
from 1998 to 1999. Mr. Murray received his B.S. in economics and his M.S. in labor and industrial relations from Michigan State University.
In addition to his service on our Board, he is a director for DTE Energy and serves on its Finance Committee and Public Relations Committee,
and a director or trustee of many community and professional organizations.

Mr. Murray is a financial expert, as defined by the SEC. His qualifications to sit on our Board include his experience as president of a major Michigan-based corporation and his experience as a university president and a State of Michigan government official.
He also has extensive experience in financial accounting matters for complex organizations, strategic planning and corporate development, combined with strong skills in corporate finance, sales and marketing, and government relations and public policy. He also has experience serving as a director of another publicly-traded corporation.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board is committed to sound and effective corporate governance practices.  To assist in these practices, the Board has appointed three standing committees:  the Audit Committee, the Nominating and Corporate Governance Committee, and the Personnel and Compensation Committee.  Each of these committees has a written charter, the current versions of which are available for review on our website at www.ufpi.com under the tab “Investor Relations.”

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers, and directors.  We have also adopted a Code of Ethics for Senior Financial Officers.  Each Code is posted on our website, and any changes or waiver to either code will be disclosed on our website at www.ufpi.com under the tab “Investor Relations.”

Affirmative Determination Regarding Director Independence and Other Matters

Our Board has determined each of the following directors, including Mr. Rhodes, assuming his election as a director, to be an "independent director," as defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the "NASD"):  John M. Engler, John W. Garside, Gary F. Goode, Bruce A. Merino, Mark A. Murray, and Louis A. Smith.  There are no family relationships between or among the directors (including the director nominee) and our executive officers.

To assist our Board, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and Board committee independence, as well as the criteria applied to determine "audit committee financial expert" status and the answers to annual questionnaires completed by each of the directors.  On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board, and the Board made its independence and "audit committee financial expert" determinations based upon that report and each member's review of the information made available to the Nominating and Corporate Governance Committee.

The effectiveness of each of our directors is monitored through the use of an annual assessment.  Our Board does not have a mandatory retirement age policy.  We believe that the ability of a Board member to add value to our Company is not dependent on age;

rather, it is based on the director's actual performance.  As a result, we expect that some directors will not serve until a typical retirement age, while others may serve longer.

Committees

Audit Committee.  Each member of the Audit Committee is "independent," as that term is defined by Rule 4200(a)(15) of the Nasdaq Listing Standards as well as the applicable rules of the Securities and Exchange Commission for audit committee membership. Our Board has determined that Mr. Goode and Mr. Murray each qualify as an "audit committee financial expert," as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934 (the "Exchange Act").  The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter.  In general, the primary purpose of this Committee is to assist the Board in overseeing management's conduct of our financial reporting processes and system of internal controls regarding finance, accounting, legal compliance, and ethics.  During 2011, the Audit Committee held five meetings.

Personnel and Compensation Committee.  Each member of this Committee is independent, as that term is defined by the Nasdaq Listing Standards.  The Committee is responsible for reviewing and recommending to the Board the timing and amount of compensation for key employees, including salaries, bonuses, and other benefits, as well as director compensation. This Committee is also responsible for administering our stock option and other equity-based incentive plans, and for reviewing compensation plans and awards as they relate to key employees. The Committee has the authority to retain consultants and third-party advisors for assistance and has done so at its discretion. The Committee has the ultimate authority to determine matters of executive compensation; however, it may rely upon recommendations of our Chief Executive Officer for matters of compensation for officers and Named Executives, other than the Chief Executive Officer.  Additional information on the Committee's role and practices involving executive compensation is described in the Compensation Discussion and Analysis in this Proxy Statement.  The full responsibilities of the Personnel and Compensation Committee are set forth in its Charter.  During 2011, the Personnel and Compensation Committee held four meetings.

Nominating and Corporate Governance Committee.  Each member of the Nominating and Corporate Governance Committee is "independent," as that term is defined by the Nasdaq Listing Standards.  The Nominating and Corporate Governance Committee considers and proposes director nominees to the Board for election by our shareholders, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, reviews succession planning for the chief executive officer, generally monitors our corporate governance system, and performs any other functions or duties deemed appropriate by our Board.  The full responsibilities of the Nominating and Corporate Governance Committee are set forth in its Charter.  The Committee and Board adopted a Policy Governing Director Qualifications and Nominations, the details of which are described below, which include certain minimum qualification and board composition standards.  During 2011, the Nominating and Corporate Governance Committee held four meetings.

Shareholder Nominees for Director.  Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors.  A shareholder who wishes to nominate a person to serve as a director must provide us with written notice.  The notice must include: (1) the name and address of both the shareholder who intends to make the nomination and the person or persons nominated; (2) a representation that the shareholder is a current holder of record, will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as director.  The nominee's written consent to the nomination and sufficient background information on the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her qualifications.  Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee at our headquarters, and must be received no fewer than 60 days but not more than 90 days prior to our Annual Meeting of Shareholders.

Director Qualifications and Requirements.  Last year, the Nominating and Corporate Governance Committee recommended and the Board adopted a Policy Governing Director Qualifications and Nominations (the “Policy”).  The Policy is included in the Committee’s Charter, which is available on our Company’s website.  The Policy sets forth the general process the Committee is required to follow for identifying and evaluating director nominees, including nominees recommended by shareholders.  Under the Policy, the Committee has the authority to seek director candidates from any source deemed appropriate, including recommendations of candidates submitted by shareholders.  The Policy requires the Committee to evaluate all proposed director candidates in the same manner, irrespective of the source of the initial recommendation of the proposed candidate.

The Policy includes minimum qualification standards, Board composition standards, and additional qualification criteria.  With respect to the former, the Policy requires that the Committee be satisfied that each recommended nominee meet the following qualifications:

(1)	Integrity. The candidate must exhibit high standards of personal integrity and ethical character.

(2)
Absence of Conflicts of Interest.  The candidate must not have any interests that would impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to our Company and its shareholders.

(3)
Fair and Equal Representation.  The candidate must be able to represent fairly and equally all shareholders of our Company, without favoring or advancing any particular shareholder or other constituency.

(4)	Experience. The candidate must have experience at a strategic, policy making, or senior management level in a business, government, non-profit, or academic organization of high standing.

(5)
Business Understanding.  The candidate must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning and basic concepts of corporate finance.

(6)	Available Time. The candidate must have, and be prepared to devote, adequate time to our Board and its committees.

In addition to these minimum qualification criteria, the Committee is required to recommend Board candidates to help ensure that a majority of our Board is independent, that each of the Audit, Personnel and Compensation, and Nominating and Corporate Governance Committees is comprised entirely of independent directors, and that at least one member of the Audit Committee qualifies as an Audit Committee financial expert.  The Committee and our Board also considers diversity in their identification of director candidates.  Diversity in business and professional experience, education and background benefit our Company by increasing the range of skills and perspectives available to our Board.  Director nominees are selected without regard to race, gender, religious belief, or national origin.  Our Board believes that adherence to these principles will provide an environment and practices that will yield the best return for our shareholders.

In connection with the retirement of two of our Company's directors as of this year's Annual Meeting of Shareholders, our Board elected to reduce the size of the Board by one member, as of that time, and seek nominations for the other Board position.  In connection with that process, the Nominating and Corporate Governance Committee engaged in an extensive search and evaluation process for director candidates, consistent with the terms of the Policy.  Following the completion of that process, the Committee recommended the election of Mr. Thomas Rhodes.  Mr. Rhodes was recommended as a candidate for the Committee's evaluation and consideration by the Company's Chief Executive Officer and Chairman of the Board.  The qualifications of Mr. Rhodes are set forth in this proxy statement.

The Committee has, to date, not paid any third-party fees to assist in identifying and evaluating nominees.  The Committee has not received any recommended nominations from any of our shareholders in connection with our 2012 Annual Meeting of Shareholders.

Communications with the Board

Generally, shareholders who have questions or concerns regarding our Company should contact our Investor Relations Department at 800-598-9663.  However, any shareholder who wishes to address questions regarding the business or affairs of our Company directly with the Board or any individual director should direct his or her questions in writing to the Secretary at 2801 East Beltline NE, Grand Rapids, MI 49525.  The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

Meeting Attendance

Each director is expected to make a reasonable effort to attend all meetings of our Board, applicable committee meetings, and the Annual Meeting of Shareholders.  All of our directors attended our 2011 Annual Meeting of Shareholders.  During the last fiscal year, there were four regular meetings of the Board, one special meeting, and two meetings via conference telephone call, and the Board took action by unanimous written consent on three occasions. Each director attended all of the Board and Committee meetings for which they were eligible to attend.  During fiscal 2011, the independent members of our Board met in executive session, without the presence of management, on four occasions.

Leadership Structure and the Board's Role in Risk Oversight

William G. Currie, our current chairman, was formerly our Company’s chief executive officer and currently does not qualify as an independent director.   Because our Board regularly holds sessions of its meetings that are exclusively attended by independent directors, the independent members of our Board determined that Louis A. Smith would be named Lead Director, effective January 20, 2012.  His role is to chair the meetings of independent directors, to communicate actions requested by the independent directors, and to serve as a liaison between the independent directors and the Chief Executive Officer.  Mr. Smith does not receive any additional compensation for serving in this capacity.  We believe that the governance of our Board, as currently constituted, is more effective by separating the offices of Chairman of the Board and our Chief Executive Officer.

Our Board of Directors, through its three committees, has an advisory role in risk oversight for our Company. Company management maintains primary responsibility for the risk management of our Company. The current trends toward increased regulation, litigation, and political volatility make it extremely difficult to predict the type and magnitude of risks facing our Company. In spite of this unpredictability, our Board relies on the representations of management, the external audit of the financial information, our Company's systems of internal controls, our Company's insurance advisors, and the historically conservative practices of our Company to provide comfort on our Company's ability to manage its risks.  Management's discussion of current risk factors are set forth in our Company's Annual Report on Form 10-K.

PROPOSED AMENDMENT TO THE DIRECTOR RETAINER STOCK PLAN

On April 28, 1994, our shareholders approved the Universal Forest Products Director Retainer Stock Plan (the "Plan"), which was subsequently amended by our shareholders on April 18, 2007.  This Plan was created to provide eligible directors with a means of expressing their commitment to our Company by subjecting their deferred retainer fees to the stock market performance of our stock.  Our Board has adopted, subject to your approval, an amendment to the Plan to authorize an additional 50,000 shares of common stock for issuance under the Plan.

The following is a summary of the principal features of the Plan.

Eligibility and Participation.  Directors who are neither contractual nor common law employees of the Company or any of our subsidiaries are eligible to participate in the Plan. A director may choose to participate in the Plan by electing to defer (1) all, but not less than all, of his or her annual retainer, board and committee meeting fees, and any committee chairperson fees (collectively, the “Deferred Retainer”), and/or (2) all, but not less than all, of the shares issuable under our Director Stock Grant Program (which provides for the grant of 100 shares of our common stock for each Board meeting attended, up to an annual maximum of 400 shares) in return for shares of our common stock, on a deferred basis.  If a director elects to participate in the Plan, we are obligated to credit his or her reserve account with a number of units that is equal to 110% of the Deferred Retainer (but not the shares deferred under the Director Stock Grant Program), as periodically "earned" by the director, divided by the closing price of our common stock on the day the amounts are earned.  For purposes of crediting a director's account, the amounts of the annual retainer are deemed to be earned on May 1 (February through April amounts), August 1 (May through July amounts), November 1 (August through October amounts), and the next February 1 (November through January amounts).  Accounts under the Plan are credited on each day we declare a cash dividend to holders of our common stock.

Amounts accumulated in a director's reserve account are payable only in shares of our common stock.  We are obligated to commence distribution from the account upon the first to occur of a director's retirement, death, or total and permanent disability.

Shares Reserved.  Our shareholders initially authorized 50,000 shares of common stock to be purchased under the Plan.  On April 18, 2007, our shareholders authorized an additional 50,000 shares of common stock to be purchased under the Plan.  In the case of stock dividends or similar transactions, the number of shares available for grant under the Plan, is subject to adjustment.  If the proposed amendment is approved by our shareholders, the total number of authorized shares would increase to 150,000.

Summary of Federal Income Tax Consequences.  The following paragraphs summarize the federal income tax consequences with respect to a director's participation in the Plan, based upon management's understanding of existing federal income tax laws.

A director who participates in the Plan will not recognize taxable income at the time of election to participate or at the time we credit a director's reserve account.  Management understands that because a participating director must elect his or her participation on or before the beginning of the next taxable year, none of the director's retainer relating to that election will be deemed earned at the time of that election.  Again, only all or none of the director's annual retainer may be deferred under this Plan.  The director's retainer is not available to the director at the time of election or at the time it is credited to the reserve account.  Consequently, a director will recognize income only upon delivery of the shares of common stock as distributed under the terms of the Plan. At the time of delivery of those shares, the fair market value of the common stock delivered will be treated as ordinary income to the recipient.  At that time, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the recipient.

Amendment and Termination.  The Board may amend or terminate the Plan at any time, provided that the Plan cannot be amended without shareholder approval if the amendment would increase the maximum number of shares of common stock which may be made subject to the Plan, materially increase the benefits accruing to the directors under the Plan, or materially modify the requirements as to eligibility under the Plan.

Proposed Amendment.  At its meeting on July 13, 2011, our Board approved the issuance of an additional 50,000 shares under the Plan, subject to shareholder approval.  As of January 1, 2012, 100,000 shares had been issued under the Plan.  Accordingly, our Board and management are soliciting shareholder approval to amend the Plan, increasing the number of shares available for issuance under the Plan from 100,000 shares to 150,000 shares.

The affirmative vote of a majority of our common stock voted at our Annual Meeting of Shareholders is required to approve the proposed amendment to the Plan.  Any broker non-vote or any ballot or proxy marked "abstain" will not be counted as a vote cast.  Unless otherwise directed by marking on the accompanying proxy, the proxy holders named therein will vote for the approval of the proposed amendment to the Plan.  Votes will be counted by inspectors of election appointed by the presiding officer at our Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR the proposed amendment to the Plan.

RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012

The Audit Committee has selected Ernst & Young LLP ("E&Y") as our independent registered public accounting firm for the fiscal year ending December 29, 2012.  The services provided to our Company and our shareholders by E&Y for 2011 are described below under the caption "Independent Registered Public Accounting Firm – Disclosure of Fees."

We are asking our shareholders to ratify the selection of E&Y as our independent registered public accounting firm. Although ratification is not legally required, the Board is submitting the selection of E&Y to our shareholders for ratification as a matter of good corporate governance.  Representatives of E&Y are expected to be present at our Annual Meeting of Shareholders to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval.  Abstentions and broker non-votes will not be treated as votes cast in this matter.  Unless otherwise instructed by you, brokers, banks and other street-named holders will have the discretionary authority to vote your shares on this matter.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.  Even if the selection is ratified, the Audit Committee, at its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our Company and our shareholders.

The Board of Directors recommends a vote for this proposal to ratify the appointment of E&Y as our Company's independent registered public accounting firm for fiscal 2012.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – DISCLOSURE OF FEES

E&Y served as our independent registered public accounting firm for the fiscal years ended December 25, 2010 and December 31, 2011.  The following sets forth the fees we paid to E&Y for those years, all of which were pre-approved by the Audit Committee.

	2011	2010
Audit Fees	$437,000	$425,000
Audit Related Fees	0	0
Tax Fees(1)	35,977	146,499
All Other Fees	0	0
Total	$472,977	$571,499

(1)
Consists primarily of U.S. federal, state, and local tax consulting and compliance advice along with tax advice and assistance regarding statutory, regulatory, or administrative developments in the United States, Canada, or Mexico, including a federal research and development tax credit study.

Audit Committee Pre-Approval Policy.  The Audit Committee has established a pre-approval policy and procedures for audit, audit-related, and tax services that can be performed by our independent registered public accounting firm. The policy sets out the specific services that must be pre-approved by the Audit Committee, and places limitations on the scope of these services while ensuring that the independence of the auditors to audit our financial statements is not impaired.  The policy prohibits us from retaining E&Y for services which are proscribed by rules of the Securities and Exchange Commission.  In addition, the policy requires disclosure of non-audit services performed by our auditors.  The pre-approval policy does not include a delegation of the Audit Committee's responsibilities and authority under the policy.

ADVISORY APPROVAL OF OUR COMPANY’S EXECUTIVE COMPENSATION

At last year’s Annual Meeting, our shareholders advised us that they prefer to vote, on an advisory basis, on the approval of our executive compensation each year.  Accordingly, we are offering our shareholders the opportunity to vote, on an advisory basis, on the approval of the compensation of our Named Executives.  Because your vote is advisory, it will not be binding on our Board.  However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our Company has had a long-standing tradition of delivering results to our shareholders.  Because the compensation of our executives has been closely linked to Company performance, our executive compensation programs have played a major role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.  Even with the dramatic financial downturn in the global economy, our Company has remained profitable.

We believe our executive compensation programs are structured in the best manner possible to support our Company and business objectives, as well as to support our culture and traditions that have existed for over 55 years.

Our compensation programs are substantially tied to our key business objectives and the success of our shareholders.  If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.  We closely monitor the compensation programs and pay levels of executives of companies of similar size and complexity, so that we may ensure our compensation programs are within the norm of a range of market practices.

Our Committees, Chairman, and Chief Executive Officer engage in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

Accordingly, our Board of Directors recommends that you vote in favor of the following resolution:

"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED."

The Board of Directors recommends a vote “for” this proposal.

OWNERSHIP OF COMMON STOCK

The following table sets forth information as to each shareholder known to have been the beneficial owner of more than five percent (5%) of our outstanding shares of common stock as of December 31, 2011:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

Franklin Resources, Inc.	2,138,200	(3)	10.9%
One Franklin Parkway
San Mateo, CA 94403

Heartland Advisors, Inc.	1,664,708	(4)	8.5%
789 North Water Street
Milwaukee, WI 53202

Dimensional Fund Advisors LP	1,664,118	(5)	8.5%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

T. Rowe Price Associates, Inc.	1,450,930	(6)	7.4%
100 E. Pratt Street
Baltimore, MD 21202

BlackRock, Inc.	1,435,982	(7)	7.3%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.	1,043,595	(8)	5.3%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	Shares outstanding for this calculation include 79,334 shares which are subject to options exercisable in 60 days.

(3)	Franklin Resources, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 9, 2012.

(4)	Heartland Advisors, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 10, 2012.

(5)
Dimensional Fund Advisors LP ("Dimensional"), an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the "Funds").  All shares are owned by the Funds.  Dimensional possesses investment and/or voting power over our Company's securities and may be deemed to be the beneficial owner of the shares, as noted on the

Schedule 13G it filed with the SEC on February 14, 2012.  Dimensional expressly disclaims beneficial ownership of such securities.

(6)
These securities are owned by various individuals and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities (as noted on the Schedule 13G it filed with the SEC on February 9, 2012).

(7)	BlackRock, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 10, 2012.

(8)	The Vanguard Group, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 9, 2012.

SECURITIES OWNERSHIP OF MANAGEMENT

The following table contains information with respect to ownership of our common stock by each director, nominees for election as director, each Named Executive in the tables under the caption "Executive Compensation," and all executive officers and directors as a group.  The information in this table was furnished by our officers, directors, and nominees for election of directors, and represents our understanding of circumstances in existence as of December 31, 2011.

Name of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership (1)		of Class (2)

Robert W. Lees	173,120		*
Michael B. Glenn	127,045	(4)	*
William G. Currie	92,168		*
C. Scott Greene	85,226	(3)(4)	*
John W. Garside	57,922	(5)	*
Matthew J. Missad	56,435	(3)(4)	*
Patrick M. Webster	51,408	(4)	*
Michael R. Cole	42,974	(3)(4)	*
Louis A. Smith	30,409	(5)	*
Gary F. Goode	23,407	(5)	*
Mark A. Murray	18,092	(5)	*
Dan M. Dutton	17,498	(5)	*
William R. Payne	9,774	(5)	*
John M. Engler	6,074		*
Bruce A. Merino	2,540		*
Thomas W. Rhodes	0

All directors, nominees and executive	942,315	(5)	4.7%
officers as a group (20 persons)

* Less than one percent (1%).

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	Shares outstanding for this calculation include 79,334 shares which are subject to options exercisable in 60 days.

(3)	Includes shares which may be acquired by Messrs. Cole, Greene, and Missad pursuant to options exercisable in 60 days in the amount of 12,000 shares, 17,000 shares, and 12,000 shares, respectively.

(4)
Includes shares subject to issuance under our deferred compensation plans for Messrs. Cole, Glenn, Greene, Missad, and Webster in the amount of 1,955 shares, 9,095 shares, 25,405 shares, 8,133 shares, and 22,293 shares, respectively.

(5)
Includes shares held in our Director Retainer Stock Plan for Messrs. Dutton, Garside, Goode, Murray, Payne, and Smith who hold 7,255 shares, 13,198 shares, 17,233 shares, 11,618 shares, 5,700 shares, and 6,291 shares, respectively.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We believe our employees are our most important asset. Our executive compensation program has been designed to motivate, reward, attract, and retain the management deemed essential to ensure our Company’s success.  The program seeks to align executive compensation with Company objectives, business strategy, and financial performance.  In applying these principles, we seek to:

-	Support an environment that rewards performance for achievement of Company goals;
-	Attract and retain key executives critical to the long-term success of our Company; and
-	Align the interests of executives with the long-term interests of shareholders through stock ownership initiatives and requirements.

We believe the compensation of our executives should reflect the performance of the business units in which they are involved.  We further believe the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry, and competitive conditions, should be the basis for determining their overall compensation.

We believe that our executive compensation program and its objectives have the overwhelming support of our shareholders.  At last year’s shareholder meeting, almost 99% of the votes cast by our shareholders, on an advisory basis, approved of the compensation paid to our Named Executives.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward overall financial performance and each person’s individual contribution to our Company.  In measuring an individual’s contribution to our Company, the Personnel and Compensation Committee (the "Committee") considers numerous factors, including the individual's contribution to Company performance, individual performance relative to pre-established Company goals, and general economic conditions in the markets we serve.

Compensation Program Components

The Committee has responsibility for establishing, implementing, and monitoring adherence to our compensation philosophy and established programs.  The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable, and competitive.

The principal components of our executive compensation consist of (a) base salary, (b) annual performance incentives (generally paid under our Performance Bonus Plan), and (c) long-term incentive compensation (generally payable in the form of equity-based compensation awards).  Base salaries are set for our executive officers at the Committee's January meeting each year.  At this meeting, the Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers.  The Committee may accept or adjust such recommendations; it makes the sole determination of the compensation for our Chief Executive Officer.

Base Salaries.  Historically, we have provided modest base salaries and have created opportunities for significant performance-based incentive compensation.  The Committee has complete discretion in determining base salary amounts (including the grant and amount of any annual discretionary incentive payments or stock or option awards), regardless of whether corporate or individual performance goals are achieved.

The Committee may, but is not required to, use objective and subjective measures in exercising its discretion in setting base salaries.  Although the Committee does not use the data to set salaries, the Committee has reviewed the compensation information of our peer group companies.  Our current peer group companies are: BlueLinx Holdings Inc., Builders First Source, and Louisiana Pacific Corp.

The Committee also has access to publicly available compensation information from other publicly held companies to make informed decisions regarding pay and benefit practices, including base salaries.  However, this information is not used to set salaries for our Named Executives.  Surveys prepared by management are also used to periodically ensure that our Company is maintaining its labor market competitiveness. The Committee presently does not engage any consultant for executive and/or director compensation matters.  Historically, our Company has utilized third-party data on compensation practices and base pay scales solely for purposes of clarifying that our Company's base compensation is generally competitive.  To date, the Committee has not used that information for purposes of either establishing base salaries or ultimately justifying the eventual establishment of base salaries.

None of the Named Executives identified in the Summary Compensation Table received a salary increase for 2012.  The Committee intends to conduct a mid-year review of the base salaries of our executive officers, and anticipates that any increases will be predicated on our Company’s performance through that date.

Annual Incentive Compensation.  Our Company’s Performance Bonus Plan provides for the contribution of a fixed percentage of pre-bonus operating profit to each of a number of bonus pools, based upon the pre-bonus Return on Investment (“ROI”) of each plant, region, and division (each of which is referred to as a "Business Unit"), as well as a separate Corporate Business Unit bonus pool.  Combined, these bonus pools are the source for our Company’s aggregate bonus awards.

ROI is determined based upon the Business Unit's pre-bonus operating profit, less income taxes, divided by the average investment of the Business Unit.  Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accounts payable.

At the beginning of each year, each participant is allocated a fixed percentage of his or her respective pool.  If the Business Unit generates profits which result in a bonus pool, the participant receives the allocated percentage as a performance bonus. The dollar amount of that pool is based upon our Company’s aggregate ROI.  As ROI increases, a higher percentage of pre-bonus operating profit is contributed to the pool.

For the Corporate Business Unit, the minimum contribution percentage of 4.03% of pre-bonus operating profit occurs at the lowest level of ROI, which is 2.50%.  The maximum contribution percentage of 10.47% occurs at an ROI of 25.5% and higher.  In general, for every hundred basis point improvement in ROI, our Company contributes an approximate, additional 26 basis points of pre-bonus operating profit to the Corporate Business Unit bonus pool.  Four of our Named Executives participated in the Corporate Business Unit bonus pool in 2011.

For 2011, our Company achieved an overall ROI of 4.01%.  This resulted in a contribution of $1,567,369 to the Corporate Business Unit bonus pool, which equaled 4.31% of pre-bonus operating profit. The performance bonus for each of the Named Executives (other than Messrs. Greene and Lees) was based upon our Company's total ROI.  The performance bonus for Messrs. Greene and Lees was based upon the ROI of their respective Business Unit.

For example, the bonus amounts for Mr. Missad and Mr. Glenn (each of whom served as CEO during the year) were determined by the Company's ROI, as a whole.  Based upon that performance, we contributed the calculated amount of pre-bonus operating profit to the Corporate Business Unit bonus pool. Mr. Glenn was eligible to receive a pro rata portion of his 19% allocation of the Corporate Business Unit bonus pool for 2011, based upon his termination of service with the Company on June 21, 2011.  Mr. Missad was eligible to receive a pro rata portion of his 20% allocation of the Corporate Business Unit bonus pool for 2011, based upon his promotion to Chief Executive Officer on July 13, 2011.  Prior to that, Mr. Missad was eligible to receive 6.5% of the Corporate Business Unit bonus pool for 2011. Those percentages, multiplied by the amount of that bonus pool, yielded a bonus for Mr. Missad of $200,623 and for Mr. Glenn of $142,631 for 2011.

The following table discloses and explains the determination of bonuses earned by the Named Executives under our Company’s Performance Bonus Plan for 2011.

Named Executive	ROI	Percent of Pre-Bonus Operating Profit Contributed to the Corporate Business Unit Bonus Pool (%)	Allocation of Participation in the Corporate Business Unit Bonus Pool (%)		Performance Bonus ($)
Matthew J. Missad		4.31%	12.80	% (1)	$200,623
Michael R. Cole		4.31	6.00		94,042
Patrick M. Webster		4.31	15.00		235,105
C. Scott Greene	(2)	(2)	(2)		165,153
Robert W. Lees	(2)	(2)	(2)		101,404
Michael B. Glenn		4.31	9.10	(1)	142,631

(1)
Reflects the pro-rated amount of the allocations to Mr. Missad and Mr. Glenn, based upon Mr. Missad’s promotion to CEO on July 13, 2011 and the termination of Mr. Glenn’s employment with the Company on June 21, 2011.

(2)
For 2011, Messrs Greene and Lees did not participate in the Corporate Business Unit bonus pool.  Rather, the incentive compensation for each of them was based upon the ROI of their respective Business Unit.

Our Company has more than 80 bonus pools, one for each Business Unit, as well as the separate Corporate Business Unit pool.

The Committee has established a maximum cash performance bonus of 1.75 times base salary for the succeeding year.

In January 2011, the Committee increased the ROI threshold from 0% to 2.5% for 2011, and to 3.5% for 2012, for all non-site-built operations.  Site-built operations continued to have an ROI threshold of 0% for 2011 and 2012.

Chief Executive Officer.  The Committee annually reviews and establishes our Chief Executive Officer’s base salary.  Matthew J. Missad was named Chief Executive Officer on July 13, 2011, replacing Michael B. Glenn.  In connection with Mr. Missad’s promotion, the Board increased his annual salary from $290,056 to $500,000.  Mr. Missad’s salary is based on comparable compensation data, the Committee's assessment of his past performance, and its expectation as to his future contributions in leading our Company.  Mr. Missad's base salary fell in the lower quartile of the salaries of comparable executives in our peer group.  The Committee has complete discretion in setting the base salary for Mr. Missad (who does not have an employment agreement with our Company).  For 2012, Mr. Missad is eligible to receive 20% of the Corporate Business Unit bonus pool.

On June 20, 2011, our Board approved a Confidential Consulting and Noncompete Agreement with Mr. Glenn (see the “Other Post-Employment Compensation” section in this Proxy Statement).

Long-Term Stock Incentive Plan.  In the past, we have provided long-term incentive compensation to our executive officers and key employees through stock options, grants of restricted shares, conditional stock grants, and other equity-based awards under the terms of our amended and restated Long Term Stock Incentive Plan ("LTSIP").  The Committee has complete discretion in determining eligibility for participation and the type and number of shares subject to awards made under the LTSIP.  Due to the changes in accounting for stock options, the Committee decided not to grant broad-based stock options to salaried employees for 2008, 2009, 2010, or 2011.

For 2011, the long term incentive compensation element of our compensation program was paid in the form of conditional stock grants under our Executive Stock Grant Program (the “ESGP”).  2011 was the third and final year of the ESGP.  Our Chief Executive Officer recommends to the Committee, for its approval, the amount of shares that are subject to each conditional stock award, based upon his subjective assessment as to the appropriate number of shares to be granted to employees.  The awards to our Named Executives ranged from a high of 2,000 shares granted to our Chief Executive Officer, to a low of 1,000 shares granted to certain of the other Named Executives.  The relative amount of shares subject to each award is based upon the employee’s role in our Company, whereby more senior level executives receive a larger grant than subordinate levels.  The conditional stock grants under the ESGP were issued into a deferred account  which fully vests five years after the date of issue, or earlier upon death, disability, retirement, a change in control or when the grantee attains age 60.  For grants made prior to 2012, the grantee may withdraw 50% of the shares after five years, and the remaining shares may not be issued until the grantee terminates employment with us, dies, becomes disabled or upon a change in control.  If the grantee leaves our Company prior to full vesting, the shares are forfeited.

We encourage and promote ownership of Company stock by our employees and directors. We have a Minimum Stock Ownership Policy that sets requirements for ownership of our common stock by our key employees and independent directors, as follows:

Title	Company Stock Ownership Requirement
Officers	$200,000
General Manager of Operations and Corporate Directors	$100,000
Operations Managers, Plant Managers, Sales Managers, Executive Managers and Senior Managers	$50,000
Independent Directors	2,500 shares

To help our key employees (other than executive officers, who are not eligible to receive a loan once they become an executive officer) reach their minimum stock ownership requirement, we established an Executive Stock Purchase Assistance Plan under which key employees were offered the right to borrow money from our Company to purchase stock with interest at the applicable federal rate. Because of the adoption of the Stock Match Program in 2011, no shares will be issued under this Plan for 2011 or thereafter.

We have a Deferred Compensation Plan (the “DCP”) which allows key employees to defer a portion of their salary and/or bonus.  Under the DCP, if a key employee’s ownership of our common stock is not at the required level, any money the key employee defers must be used to purchase shares of our common stock.  Such shares are purchased at a 15% discount from the then prevailing market price of our common stock.  Each key employee receives a payout of his or her DCP account one year from the date they leave our Company, unless preceded by retirement or death, in which case the employee or his or her beneficiary will receive the distribution within 90 days.

We have a Stock Match Program (the “SMP”) which was approved by our Board and became effective June 1, 2011.  Under the SMP, our Company grants shares of Company stock based upon deferrals by certain key employees into our DCP, provided those deferrals are into Company stock.  The match is funded by the award of shares by the Company at the rate of $0.85 of Company stock for each $1.00 of Company stock credited as a deferral under our DCP.  The shares granted under the SMP are subject to the same vesting and distribution conditions described above for the ESGP.

We have an Employee Stock Purchase Plan (the “ESPP”) which allows our employees to make a payroll deduction or lump sum contribution, or both, for the purchase of our common stock.  Shares of our common stock are purchased with the money in the employee's account on the last stock trading day of the quarter, at a 15% discount from the then prevailing market price of our common stock.  All eligible employees with at least one year of service may participate in the ESPP.

We have a Stock Gift Program under which eligible employees receive a modest amount of our common stock on specified service anniversaries with our Company.

Executive Retirement Plan. On October 14, 2010, the Committee approved an Executive Retirement Plan for officers with 20 years of service to the Company and 10 years of service as an officer.  The Plan provides for a retirement benefit at age 62 or later of 150% of base salary paid over three years after retirement, death, or disability, plus the monthly cost of COBRA coverage.

Impact of Restatements Retroactively Impacting Financial Goods.  The Company has not had any material restatement of prior financial results.  If such restatements were to occur, the Committee and Board would review the matter and determine what, if any, adjustment to current or prior compensation might be appropriate.

Deductibility of Compensation.  Our policy is to pay all earned compensation regardless of whether it exceeds the One Million Dollar ($1,000,000.00) limitation on compensation deductions set forth in Section 162(m) of the Internal Revenue Code.  To ensure the maximum tax deductibility for our Company, we received shareholder approval of our Performance Bonus Plan at our 1999 Annual Meeting of Shareholders.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

The primary purpose of the Personnel and Compensation Committee of our Board of Directors is to assist the Board in discharging its responsibilities related to the compensation of our Company's executives.  The Committee’s responsibilities are more fully described in its Charter, which is available on our website.

At the meeting of the Personnel and Compensation Committee on January 19, 2012, the Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.  Based upon that review and those discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement

Bruce A. Merino, Chairman John M. Engler John W. Garside William R. Payne Louis A. Smith

Summary Compensation Table

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers for each of our last three fiscal years, as well as Michael B. Glenn who served as our Company’s Chief Executive Officer until June 21, 2011 (the "Named Executives").

Name and Principal Position	Year	Salary (1)	Bonus		Stock Awards (2)	Non-Equity Incentive Plan Compen-sation (1)(3)	All Other Compen- sation (4)	Total
Matthew J. Missad, Chief Executive Officer	2011 2010 2009	$387,655 281,933 274,962	$792 499 55		$123,210 33,990 21,000	$200,623 180,180 215,444	$24,499 23,522 17,980	$736,779 520,124 529,541
Michael R. Cole, Chief Financial Officer	2011 2010 2009	292,969 281,652 261,247	532 545 111		38,210 33,990 21,000	94,042 166,320 203,257	36,025 27,804 18,652	461,777 510,309 504,267
Patrick M. Webster, President and Chief Operating Officer	2011 2010 2009	363,011 347,704 317,747	792 978 0		142,315 50,985 31,500	235,105 415,801 474,266	33,964 36,806 29,282	775,187 852,274 852,795
C. Scott Greene, Executive Vice President New Business Development	2011 2010 2009	333,467 333,809 292,388	459 293 0		59,460 33,990 21,000	165,153 229,155 160,601	22,743 18,245 16,036	581,282 615,492 490,025
Robert W. Lees, President, UFP Eastern Division	2011 2010 2009	272,372 262,704 239,055	492 267 59		80,710 33,990 15,750	101,404 265,659 132,870	23,766 15,833 11,512	478,743 578,453 399,246
Michael B. Glenn, Former Chief Executive Officer (5)	2011 2010 2009	324,113 590,601 574,979	200,792 499 360	(6)	76,420 67,980 42,000	142,631 526,681 670,523	310,711 41,186 32,635	1,054,667 1,226,407 1,320,497

(1)
Includes amounts deferred by the Named Executives under our 401(k) Plan and DCP.  The 2011 amounts include deferrals under the DCP in the amount of $100,000 for Mr. Missad, $110,000 for Mr. Webster, $25,000 for Mr. Greene, and $60,000 for Mr. Lees.  The 2010 amounts include deferrals under the DCP in the amount of $21,197 for Mr. Missad, $100,000 for Mr. Webster, and $66,414 for Mr. Lees.  The 2009 amounts include deferrals under the DCP in the amount of $3,000 for Mr. Missad, $110,000 for Mr. Webster, and $43,217 for Mr. Lees.  Under the DCP, a participant's deferral is used to purchase Company stock unless the participant exceeds our Company's minimum stock ownership requirement. These shares must be held by the Named Executive until his employment is terminated.

(2)
The 2011 amounts include 2,000 shares granted to Mr. Glenn, 1,500 shares granted to Mr. Webster, and 1,000 shares granted to Messrs. Missad, Cole, Greene, and Lees on February 1, 2011 under the ESGP.  The 2010 amounts include 2,000 shares granted to Mr. Glenn, 1,500 shares granted to Mr. Webster, and 1,000 shares granted to Messrs. Missad, Cole, Greene, and Lees on February 1, 2010 under the ESGP.  The 2009 amounts include 2,000 shares granted to Mr. Glenn, 1,500 shares granted to Mr. Webster, 1,000 shares granted to Messrs. Missad, Cole, and Greene, and 750 shares granted to Mr. Lees on February 1, 2009 under the ESGP. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, "Compensation-Stock Compensation."  The assumptions used in calculating these amounts are based on a vesting period of five years, subject to acceleration upon reaching age 60.

The 2011 amounts include the Company match under the SMP on February 27, 2012 to Messrs. Missad, Webster, Greene, and Lees in the amount of 2,502, 2,535, 625, and 1,251 shares, respectively.

(3)
Represents annual bonus payments under performance-based bonus plans tied to our operating profit and ROI, which cover substantially all salaried employees.  The amounts in this column reflect the bonus earned for that year but paid in February of the subsequent year

(4)
The amounts in this column represent Company contributions to our Profit Sharing and 401(k) Plan for 2011 in the amount of $3,250 for Messrs. Missad and Lees, $3,675 for Messrs. Cole, Glenn, and Webster, and $3,576 for Mr. Greene.  Subject to certain requirements, including age and service requirements, all of our employees are eligible to participate in our Profit Sharing and 401(k) Plan.

Also included in this column is personal use of corporate aircraft for 2011 in the amount of $933 for Mr. Missad, $4,428 for Mr. Glenn, and $5,542 for Mr. Webster.  We permit limited personal use of corporate aircraft by the Named Executives, and personal use of our aircraft requires approval by our Chief Executive Officer.  We calculate the incremental cost to our Company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; landing, parking and hangar fees; supplies; and other variable costs.  Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of our aircraft, and the cost of maintenance not related to specific trips.

The amount in this column also includes the following fringe benefits, none of which exceeded the greater of $25,000 or 10% of the Named Executive's aggregate fringe benefits: automobile allowance, automobile insurance, gasoline, phone, Internet access, use of Company-owned property, clothing allowance, life insurance premiums, professional fees, an executive medical benefit, a convenience allowance, and taxes paid on behalf of the Named Executive.  Included in this amount for Mr. Webster for 2009 is $9,948 related to his relocation to Grand Rapids, MI.

The amount in this column for Mr. Glenn for 2011 includes $281,819 in consulting fees for the period of June 22, 2011 through December 31, 2011, and $8,303 in COBRA expenses for Mr. Glenn and his spouse for that same period.

(5)	Mr. Glenn’s service with the Company ended on June 21, 2011.

(6)	Mr. Glenn received a $200,000 discretionary bonus in consideration of his 37 years of service to our Company.

Narrative Disclosure of Perquisites and Benefits

We provide benefit programs to executive officers and other employees.  The following table generally identifies such benefit plans and those employees who may be eligible to participate:

Benefit Plan	Executive Officers	Certain Managers	Full-Time Exempt Employees	Full-time Non-Exempt Employees
401(k) Plan	√	√	√	√
Medical/Dental/Vision Plans	√	√	√	√
Life and Disability Insurance	√	√	√	√
Employee Stock Purchase Plan	√	√	√	√
ROI Bonus Plan	√	√	√	Not Offered
Hourly Performance Bonus	Not Offered	Not Offered	Not Offered	√
Equity Incentive Plans	√	√	√	√
Change in Control and Severance Plan	√	√	Not Offered	Not Offered
Deferred Compensation Plan	√	√	Not Offered	Not Offered
Executive Retirement Plan	√	Not Offered	Not Offered	Not Offered

We believe perquisites for executive officers should be limited in scope and value.  As a result, we have historically provided nominal perquisites.  The following table generally illustrates the perquisites we do and do not provide, and identifies those employees who may be eligible to receive them.

Type of Perquisites	Executive Officers	Certain Managers	Full-Time Employees
Employee Discount	√	√	√
Convenience Allowance (1)	√	Not Offered	Not Offered
Automobile Allowance	√	√	Not Offered (2)
Personal Use of Company Aircraft	Only with CEO Approval	Only with CEO Approval	Not Offered

(1)	We provide our officers with a limited taxable convenience allowance which they may use for household management, health and well being, and similar expenses.

(2)
Certain sales and management personnel receive an automobile allowance.  Other employees receive reimbursement, in accordance with the Internal Revenue Code, of various costs incurred in connection with the utilization of their personal vehicles in connection with business travel.

Grants of Plan-Based Awards

The following table reflects the grant of plan-based awards in fiscal 2011 to the Named Executives, and sets forth information on possible payouts to the Named Executives under our Performance Bonus Plan for fiscal 2011.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Maximum (2) ($)	Threshold (#)	Maximum (#)
Matthew J. Missad	02/01/11	0	$875,000	0	0	1,000	0	0	$38,210
Michael R. Cole	02/01/11	0	513,937	0	0	1,000	0	0	38,210
Patrick M. Webster	02/01/11	0	637,312	0	0	1,500	0	0	57,315
C. Scott Greene	02/01/11	0	525,000	0	0	1,000	0	0	38,210
Robert W. Lees	02/01/11	0	477,794	0	0	1,000	0	0	38,210
Michael B. Glenn	02/01/11	0	1,062,327	0	0	2,000	0	0	76,420

(1)
The amounts reported in these columns are not actual awards; rather, they represent the maximum awards that could have been earned by each Named Executive for fiscal 2011 under our Performance Bonus Plan.  The actual amount earned by each Named Executive under this plan for fiscal 2011 is reported in the Summary Compensation Table.  Amounts earned under this plan are required to be paid within 75 days after our fiscal year-end.  For details regarding how awards are determined under the plan, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)	This amount is 1.75 times base salary for the succeeding year.
Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by the Named Executives as of December 31, 2011:

			Option Awards				Stock Awards
Name	Grant Date	Vesting Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Matthew J. Missad	02/01/09	02/01/14					1,000	$30,870
	02/01/10	02/01/15					1,000	30,870
	02/01/11	02/01/16					1,000	30,870
	08/01/04	08/01/06	4,000		$30.64	08/01/14
	08/01/04	08/01/08	4,000		30.64	08/01/14
	08/01/04	08/01/10	4,000		30.64	08/01/14
	08/01/04	08/01/12		4,000	30.64	08/01/14
	08/01/04	08/01/14		4,000	30.64	08/01/15
Michael R. Cole	02/01/09	02/01/14					1,000	30,870
	02/01/10	02/01/15					1,000	30,870
	02/01/11	02/01/16					1,000	30,870
	01/01/00	04/01/12	0	5,000	22.88	04/01/13
	01/01/00	04/01/15	0	5,000	26.49	04/01/16
	08/01/04	08/01/06	4,000	0	30.64	08/01/14
	08/01/04	08/01/08	4,000	0	30.64	08/01/14
	08/01/04	08/01/10	4,000	0	30.64	08/01/14
	08/01/04	08/01/12	0	4,000	30.64	08/01/14
	08/01/04	08/01/14	0	4,000	30.64	08/01/15
Patrick M. Webster	02/01/09	02/01/14					1,500	46,305
	02/01/10	02/01/15					1,500	46,305
	02/01/11	02/01/16					1,500	46,305
	01/01/98	04/01/13	0	5,000	24.46	04/30/13
C. Scott Greene	02/01/09	02/01/14					1,000	30,870
	02/01/10	02/01/15					1,000	30,870
	02/01/11	02/01/16					1,000	30,870
	01/01/99	04/01/11	5,000		31.11	04/01/12
	01/01/99	04/01/14	0	5,000	36.01	04/01/15
	08/01/04	08/01/06	4,000	0	30.64	08/01/14
	08/01/04	08/01/08	4,000	0	30.64	08/01/14
	08/01/04	08/01/10	4,000	0	30.64	08/01/14
	08/01/04	08/01/12	0	4,000	30.64	08/01/14
	08/01/04	08/01/14	0	4,000	30.64	08/01/15
Robert W. Lees	02/01/09	02/01/14					1,000	30,870
	02/01/10	02/01/15					1,000	30,870
	02/01/11	02/01/16					1,000	30,870

(1)	The market value of the shares in these columns is based upon the closing price of our common stock as of December 31, 2011.

Option Exercises and Stock Vested

The following table provides information on the number and value of options exercised and stock grants vested in 2011 by the Named Executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting		Value Realized on Vesting (2)
Matthew J. Missad	0	0	400		$2,992
Michael R. Cole	0	0	400		2,992
Patrick M. Webster	2,403	$14,733	400		2,992
C. Scott Greene	3,711	15,623	400		2,992
Robert W. Lees	3,346	17,265	400		2,992
Michael B. Glenn	25,000	243,000	6,547	(3)	36,767

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

(2)	Value based upon the closing market price of our Company’s common stock on the vesting date.

(3)	Includes 6,147 shares that were vested under the ESGP based upon Mr. Glenn attaining age 60 on March 16, 2011.

Non-Qualified Deferred Compensation

The following table provides certain information relating to each deferred compensation plan that provides for the deferral of compensation on a basis that is not tax qualified.  The aggregate balance amounts are based entirely on employee deferrals and earnings on these deferrals.

Names	Executive Contributions in 2011 (1)	Company Contributions in 2011 (2)	Aggregate Earnings in 2011 (3)	Aggregate Withdrawals / Distributions in 2011	Aggregate Balance at December 31, 2011
Matthew J. Missad	$100,000	$102,647	$(56,779)		$265,929
Michael R. Cole	0	0	(14,627)	0	60,410
Patrick M. Webster	110,000	104,411	(168,731)	0	893,728
C. Scott Greene	25,000	25,661	(189,920)	0	784,313
Robert W. Lees	60,000	51,323	(27,467)	0	1,041,793	(4)
Michael B. Glenn	0	0	(27,383)	0	712,571	(4)

(1)
Each of the amounts reported in this column are also reported as non-equity incentive plan compensation or salary in the Summary Compensation Table.  The amounts shown include deferrals under our DCP from the annual bonus earned for 2011 for Mr. Missad of $100,000, from the annual bonus earned for 2011 and monthly salary for 2011 for Mr. Webster of $100,000, and $10,000, respectively, from the annual bonus earned for 2011 for Mr. Greene of $25,000, and from the annual bonus earned for 2011 and monthly salary for 2011 of Mr. Lees of $50,000 and $10,000, respectively.

(2)
The amounts shown include the value of the Company match under the SMP on February 27, 2012 for bonus earned for 2011 and paid in February 2012 for Messrs. Missad, Webster, Greene, and Lees in the amount of $85,000, $85,000, $21,250 and $42,500, respectively.  The amounts also include the

Company’s 15% discount on the bonus earned for 2011 and paid in February 2012 for Messrs. Missad, Webster, Greene, and Lees in the amount of $17,647, $17,647, $4,411 and $8,823, respectively.  The amount for Mr. Webster includes $1,764 for the Company’s 15% discount for his salary deferral during 2011.

(3)
Amounts shown are credited to the Named Executive's deferred compensation account(s).  The amounts reflect the earnings on various investments in the account(s), including investments in our common stock.

(4)
Amounts deferred by Messrs. Glenn and Lees for a 1985 deferral plan were used to purchase a life insurance policy to fund the benefit.  The amount in this column includes cash surrender values for Messrs. Glenn and Lees of $425,432 and $214,174, respectively, for the 1985 deferral plan.

Our DCP allows key employees to defer a portion of their incentive bonus and base salary. The maximum amount a Named Executive can defer is $100,000 from incentive compensation and $15,000 from base salary, per year.  As described in the Compensation Discussion and Analysis, amounts deferred must be invested in our common stock until certain ownership requirements are met.  Payouts occur as provided at the time of employee deferral, or if not specified by the employee, upon separation from employment.

Other Post-Employment Compensation

Severance Agreements

Mr. William G. Currie retired from our Company on July 21, 2009.  Under the terms of his Consulting and Non-Compete Agreement with our Company, we agreed to pay Mr. Currie $117,763 per month for his services to our Company during the three-year period that expires July 21, 2012.  This amount is based upon the average of Mr. Currie's salary and bonus during the five-year period of 2004 through 2008.  He also receives a stipend for the purchase of health insurance during the contract term.

On June 20, 2011, our Board approved a Confidential Consulting and Noncompete Agreement with Mr. Michael B. Glenn.  This Agreement commenced on June 21, 2011 and ends on December 31, 2015.  Pursuant to the Agreement, Mr. Glenn receives salary continuation payments for four years, based upon his base salary at the time of his termination of employment, commencing January 1, 2012, payable in 48 equal monthly installments of $50,583.33.  Mr. Glenn served as a consultant to the Company during the period commencing with his termination of employment through the end of 2011, with the fees equal to his then current base salary (he received monthly payments of $50,583.33 for July through December 2011).  He also received a pro rata share of his bonus for 2011, payable in February 2012, for the portion of the year in which he was an employee.  The amount of this bonus was $142,631, and was paid to Mr. Glenn on February 23, 2012.  Mr. Glenn also receives a stipend for the purchase of health insurance for himself and his spouse until he reaches age 66.  Mr. Glenn also received a discretionary bonus for 2011 in the amount of $200,000 on February 23, 2012.

On October 14, 2010, the Committee approved an Executive Retirement Plan for officers with 20 years of service to the Company and 10 years of service as an officer.  The Plan provides for a retirement benefit at age 62 or later of 150% of base salary paid over three years after retirement, death, or disability, together with a stipend toward the purchase of health insurance during the three year period.

Potential Payments upon Termination, Death, Disability, Retirement, or Change in Control

The following table quantifies the incremental amounts that would have been vested and become payable on December 31, 2011 to each Named Executive in the event of death, permanent disability, retirement, or change in control.   Mr. Glenn is not included in this table because he was no longer with our Company on December 31, 2011.

	Benefit	Death	Disability	Retirement (1)	Change in Control (2)
Matthew J. Missad(3)	Cash Severance (4)	$750,000	$750,000	$750,000	$1,500,000
	Equity: (5)
	- Restricted Stock	92,610	92,610	92,610	92,610
	- Unexercisable Options	0	0	0	1,840
	Health and Welfare	24,910	24,910	24,910	24,910
	TOTAL:	867,520	867,520	867,520	1,619,360
Michael R. Cole	Cash Severance (4)	24,265	24,265	24,265	293,678
	Equity: (5)
	- Restricted Stock	92,610	92,610	92,610	92,610
	- Unexercisable Options	0	0	0	63,690
	Health and Welfare	24,910	24,910	24,910	24,910
	TOTAL:	141,785	141,785	141,785	474,888
Patrick M. Webster	Cash Severance (4)	546,267	546,267	546,267	728,356
	Equity: (5)
	- Restricted Stock	138,915	138,915	138,915	138,915
	- Unexercisable Options	0	0	0	32,050
	Health and Welfare	24,910	24,910	24,910	24,910
	TOTAL:	710,092	710,092	710,092	924,231
C. Scott Greene	Cash Severance (4)	150,000	150,000	150,000	300,000
	Equity: (5)
	- Restricted Stock	92,610	92,610	92,610	92,610
	- Unexercisable Options	0	0	0	(23,860)
	Health and Welfare	24,910	24,910	24,910	24,910
	TOTAL:	267,520	267,520	267,520	267,520
Robert W. Lees	Cash Severance (4)	409,538	409,538	409,538	546,050
	Equity: (5)
	- Restricted Stock	92,610	92,610	92,610	92,610
	- Unexercisable Options	0	0	0	0
	Health and Welfare	24,910	24,910	24,910	24,910
	TOTAL:	527,057	527,057	527,057	663,570

(1)	Accounts of the Named Executives in deferred compensation plans and 401(k) plans are not included.

(2)
Our Company has a change in control policy which provides payments to certain executives who would likely be subject to job loss or significant change in job duties upon a change in control. Mr. Missad would have received three years of salary, Messrs. Webster and Lees would have received two years of salary, and Messrs. Cole and Greene would have received one year of salary.

(3)
In accordance with our Company's practice, Mr. Missad and the Committee will determine an appropriate severance package commensurate with his service to the Company at an appropriate time. Amounts listed for Mr. Missad are based on the Executive Retirement Plan format.

(4)
None of our Named Executives has an employment agreement with our Company.  In lieu of severance, our Board has approved an Executive Retirement Plan for officers who have been employed by our Company for 20 years and officers for 10 years. Upon death, permanent disability, or retirement at age 62 or later, Named Executives will receive three annual cash payments, with each payment equal to one-half the base salary for the period prior to the separation, plus payments for COBRA coverage or its equivalent for 36 months.  The payments for COBRA are listed in the Health and Welfare line in the table.  Mr. Cole has not yet met the service requirements of the policy.  The Committee retains discretion to award severance to an officer with 20 years of service and 10 years as an officer who does not meet the age requirements for retirement.

(5)
Stock awards and stock options which are already vested are not included in the table, nor are earned but unpaid cash bonuses.  Unexercisable stock options are shown at the market value on December 31, 2011, less the exercise price.

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each independent director who served on our Board in 2011.

Names	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation	Total
William G. Currie (3)	0	0	$1,531,350	$1,531,3548
Dan M. Dutton (4)	$91,850	$53,494	828	146,172
John M. Engler	$65,500	53,494	828	119,822
John W. Garside	70,950	53,494	828	125,272
Gary F. Goode (5)	91,850	53,494	828	146,172
Bruce A. Merino (6)	70,500	53,494	828	124,822
Mark A. Murray (6)	86,900	53,494	828	141,222
William R. Payne	72,050	53,494	828	126,372
Louis A. Smith	74,250	53,494	828	128,572

(1)
Each independent director receives a $51,500 annual retainer fee, $1,000 for attendance at each regular and special meeting of the Board, and $1,000 for each committee meeting they attend.  Each independent director may participate in the Director Retainer Stock Plan (the "DRSP").  The DRSP provides that the director may elect to receive Company stock, on a deferred basis, at a rate of 110% of their deferred annual retainer, board and committee meeting fees, and any committee chairperson fees (collectively, the “Deferred Retainer”) in lieu of cash compensation for the Deferred Retainer.  The fees listed for Messrs. Dutton, Garside, Goode, Murray, Payne, and Smith, who participate in the DRSP, are stated at 110% of the cash value actually earned.  They were allocated shares of Company stock, in lieu of cash fees, in the following respective amounts during 2011:  3,060 shares, 2,470 shares, 3,180 shares, 2,986 shares, 2,409 shares, and 2,484 shares.  Also, beginning in 2012, directors may elect to defer the receipt of shares earned under our Director Stock Grant Program, described in footnote (2) below.

(2)
Under our Executive Stock Grant Program, administered as part of our LTSIP, each independent director is granted 1,000 shares of Company common stock each year.  Those shares are subject to vesting on the fifth anniversary of the date of grant, subject to earlier vesting upon the attainment of age 60, death, disability or a change in control.  Also, under our Director Stock Grant Program, each independent director receives 100 shares of common stock for each Board meeting they attend, up to a maximum of 400 shares per year.  Messrs. Dutton, Engler, Garside, Goode, Merino, Murray, Payne, and Smith each received 400 shares on February 1, 2011.  The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, "Compensation-Stock Compensation."  The assumptions used in calculating these amounts are based on a vesting period of five years, subject to acceleration upon reaching age 60.

(3)	Mr. Currie received $1,413,157 pursuant to his consulting and non-compete agreement, and $117,200 as a payout on a deferred compensation plan from amounts deferred in prior years.

(4)	Mr. Dutton was Lead Director for 2011 and received an additional $20,000 per year for serving in that capacity.

(5)	Mr. Goode is Chairman of the Audit Committee and receives an additional $20,000 per year for serving in that capacity.

(6)
Mr. Murray is Chairman of the Nominating and Corporate Governance Committee and receives an additional $5,000 per year for serving in that capacity.  Mr. Merino is Chairman of the Personnel and Compensation Committee and receives an additional $5,000 per year for serving in that capacity.

Each director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses and materials.  Each director is required to own a minimum of 2,500 shares of our Company stock within two years of joining our Board, and each of our existing directors has satisfied this requirement.

Equity Compensation Plan Information

As discussed above, we maintain certain equity compensation plans under which shares of our common stock are authorized for issuance to employees and directors in exchange for services.  The following sets forth certain information regarding our equity compensation plans as of December 31, 2011.

	Number of shares to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of shares remaining available for future issuance under equity compensation plans [excluding shares reflected in column (a)] (1) (c)
Equity compensation plans approved by security holders	191,334	$26.06	2,790,618
Equity compensation plans not approved by security holders	none

(1)
The number of shares remaining available for future issuance under equity compensation plans, excluding options, warrants, or similar rights, as of December 31, 2011, is as follows:  150,871 shares for our Employee Stock Purchase Plan, 0 shares for our Directors Retainer Stock Plan, and 911 shares for our Stock Gift Program.  In addition, the remaining 2,606,664 shares available for future issuance under our Long-Term Stock Incentive Plan, may be made in the form of options as well as stock appreciation rights, restricted stock, performance shares, or other stock-based awards.

AUDIT COMMITTEE REPORT

On February 27, 2012, the Audit Committee submitted to the Board of Directors the following report:

The Committee has reviewed and discussed with management our Company's audited financial statements as of and for the year ended December 31, 2011.

The Committee has discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and adopted, by the Public Company Accounting Oversight Board.

The Committee has received from E&Y the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding E&Y's communications with the Audit Committee concerning independence, and has discussed with E&Y their independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Company's Annual Report on Form 10-K for the year ended December 31, 2011.

Gary F. Goode, Chairman
Dan M. Dutton
Mark A. Murray
Louis A. Smith

The reports of the Audit Committee and the Personnel and Compensation Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission, and applicable regulations require them to furnish us with copies of all Section 16(a) reports they file.  Based solely upon review of the copies of such reports furnished to us, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons were complied with except for Mr. Webster who filed one late report covering one transaction.

RELATED PARTY TRANSACTIONS

The Audit Committee has responsibility to review, approve, or ratify related party transactions involving directors, executive officers, and their respective affiliates and immediate family members. As a general practice, our Board has required the related party, if a Board member, to recuse himself or herself from the meeting, and the Board considers the proposed transaction on the basis of what is fair to our Company and is in the best interest of our shareholders.  Our Company had no reportable related party transactions during 2011.

AVAILABILITY OF FORM 10-K

Shares of our common stock are traded under the symbol UFPI on The Nasdaq Stock Market.  Our Form 10-K filed with the Securities and Exchange Commission will be provided free of charge to any shareholder upon written request.  Significant financial information is available on our website at http://www.ufpi.com.  For more information, contact our Investor Relations Department at 2801 East Beltline NE, Grand Rapids, MI 49525.

SHAREHOLDER PROPOSALS

Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2013 Annual Meeting of Shareholders may do so by following the procedures described in SEC Rule 14a-8.  To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than November 13, 2012.  Proposals of shareholders should be addressed to the attention of Secretary, 2801 East Beltline NE, Grand Rapids, MI 49525.  In addition, under our Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary (containing certain information specified in the Bylaws about the shareholder and the proposed action), not less than 30 days prior to the date of the originally scheduled meeting.  This requirement is separate from and in addition to the Securities and Exchange Commission's requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials.  For any proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2013 Annual Shareholder meeting, the SEC rules permit management to vote proxies at its discretion if we (i) receive notice of the proposal before the close of business on January 16, 2013, and advise shareholders in the 2013 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (ii) do not receive a notice of the proposal prior to the close of business on January 16, 2013.

HOUSEHOLDING OF PROXY MATERIALS

Only one annual report and proxy statement are sent to multiple shareholders sharing a single address, unless we have received instructions to the contrary from one or more of such shareholders. If you prefer to receive individual copies of the proxy materials, send your request in writing to the attention of Investor Relations, 2801 East Beltline NE, Grand Rapids, MI 49525, or call 800-598-9663.

March 6, 2012

By Order of the Board of Directors,

Matthew J. Missad, Chief Executive Officer

APPENDIX A

UNIVERSAL FOREST PRODUCTS, INC.
DIRECTOR RETAINER STOCK PLAN, AS AMENDED

1.           ESTABLISHMENT.  Universal Forest Products, Inc. hereby establishes the "Universal Forest Products, Inc. Director Retainer Stock Plan, as Amended" for Eligible Directors of the Company.

2.           EFFECTIVE DATE.  The Plan shall become effective immediately upon its approval by the Board of Directors of the Company, at which time no further deferrals or stock issuances (other than those already elected) will be made under the Company's Director Retainer Stock Plan.

3.           PURPOSE.  The purpose of the Plan is to provide Eligible Directors with a means of expressing their commitment to the Company by subjecting their deferred retainer fees to the stock market performance of the Company's stock.

4.           DEFINITIONS.

  (a)           Reserve Account.  The term "Reserve Account" shall have the meaning given in Paragraph 6 of the Plan.

  (b)           Code.  The term "Code" means the Internal Revenue Code, as amended.

  (c)           Company.  The term "Company" shall mean Universal Forest Products, Inc., a Michigan corporation, and its successors and assigns.

  (d)           Election Agreement.  The term "Election Agreement" shall mean each and every Election Agreement executed by an Eligible Director and delivered to the Company hereunder, the form of which is attached to the Plan as Exhibit A, and is incorporated by reference herein.

  (e)           Eligible Director.  The term "Eligible Director" shall mean any present or future director of the Company who is not an employee of the Company or any subsidiary of the Company.

  (f)           Market Price.  The term "Market Price" shall mean the closing price of the Stock as reported on the NASDAQ Global Select Market on the date of the required calculation or, if there were no Stock transactions on such day, on the next preceding day on which there were Stock transactions.

  (g)           Participating Director.  The term "Participating Director" shall mean an Eligible Director who has executed and delivered an Election Agreement to the Company.

  (h)           Payment Date.  The term "Payment Date" shall mean the Participant’s “separation from service” with the Company under the regulations promulgated under Section 409A of the Code, which shall be the earliest to occur of the following dates:  (i) the later of the date of the Participating Director's Retirement or the date (if any) specified in the Participating Director's Election Agreement; or (ii) the Participating Director's death; or (iii)the Participating Director's total and permanent disability.

      No acceleration of the Payment Date is permitted unless authorized under the Code or in the regulations or guidance thereunder.

  (i)            Plan.  The term "Plan" shall mean the Company's Director Retainer Stock Plan, as it may be amended from time to time.

  (j)            Plan Year.  The Plan Year shall be January 1 to December 31 of each year.

  (k)            Retainer Fee.  The term "Retainer Fee" means the aggregate amount of the annual retainer, all fees payable with respect to attendance at board and board committee meetings, and any committee chairperson fees that would be paid to a Participating Director during the Plan Year in question.

  (l)            Retirement.  The term "Retirement" shall mean the voluntary or involuntary resignation of a director, the removal of a director with or without cause, or the conclusion of a director's term of office where the director is not reelected by shareholders of the Company to a succeeding term.

  (m)           Stock.  The term "Stock" shall mean the no par value common stock of the Company.

 5.          DIRECTORS' ELECTIONS.  Each Eligible Director shall be given an opportunity by the Company, on an annual basis, to defer receipt of (a) all, but not less than all, of the Retainer Fee (the “Deferred Retainer”), and/or (b) shares issuable under the Director Stock Grant Program which such Eligible Director has the opportunity to earn during the next succeeding Plan Year through service as a director of the Company.  In order to participate in the Plan for a particular Plan Year, an Eligible Director must elect in writing to participate, and such election must be effective before the beginning of the Plan Year to which the election relates.  An Eligible Director may, however, make an election in writing to participate with respect to the remainder of a Plan Year within thirty (30) days after the date the Eligible Director first becomes eligible to participate in the Plan.  To make an effective election, a properly completed and executed Election Agreement must be received by the Company at the address specified on such Election Agreement.

 6.          RESERVE ACCOUNT.

  (a)           Establishment of Account.  The Company shall establish and maintain a Reserve Account for each Participating Director.  The Reserve Account shall reflect all entries required to be made pursuant to the terms and conditions of the Participating Director's Election Agreement.  There shall be a separate accounting for each Election Agreement made by each Participating Director.

  (b)           Credits to Account.  The Company shall credit to a Participating Director's Reserve Account a number (to four decimal places) of units that is equal to 110% of the amount of the Participating Directors' Deferred Retainer (but not the shares deferred under Section 5(b) above) pursuant to an Election Agreement, as periodically earned by the Participating Director divided by the Market Price on the day upon which such amounts are earned.  For this purpose, the amounts of a Participating Director's Retainer Fee are deemed earned on May 1 (February through April amounts), August 1 (May through July amounts), November 1 (August through October amounts), and the next February 1 (November through January amounts).

  The Company shall credit to the Reserve Account, on each day the Company declares a cash dividend to holders of the Stock, that number (to four decimal places) of units that is equal to the total number of units in the Participating Director's Reserve Account on the declaration date for such dividend, multiplied by the cash dividend per share of Stock dividend by the Market Price on the declaration date for such dividend.  The number of units credited to a Reserve Account shall be adjusted appropriately by the Company in the event of any change in the Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares and other like capital changes, but no adjustment shall be required by reason of any sales of shares of Stock by the Company at any price, whether below, at or above Market Price, and whether by or pursuant to warrant, option, right, conversion right or privilege or otherwise, and a Participating Director shall have no rights as a holder of Stock unless and until a certificate for shares of Stock is issued by the Company.

7.           PAYMENT OF ACCOUNT VALUE.

  (a)           General.  The Company shall, with respect to each Reserve Account for each Participating Director, cause to be delivered to such Participating Director (or any applicable alternate payee, as determined under the Plan or the applicable Election Agreement) not later than ninety (90) days after the applicable Payment Date, the Payment Date value of such Reserve Account, in the form of shares of Stock, pursuant to the express terms and conditions of the Plan and the applicable Election Agreement.

  (b)           Disability.  If a Payment Date occurs by reason of a determination by the Company that the Participating Director has become totally and permanently disabled (as defined in Code Section 409A), and if the disability is due to mental incapacity, the shares of Stock deliverable under the Plan and the applicable Election Agreement shall be issued in the name of and delivered to the Participating Director's legally appointed personal representative.  If no such representative has been appointed, then delivery date shall be in the name of and to the Participating Director's spouse, or if the Participating Director is then unmarried, such shares of stock or dollar amount shall be held until the persons who would be entitled thereto, if the Participating Director were then to die intestate, make proper claim of the Company for such shares of stock or dollar amount.

  (c)           Death.  If a Payment Date occurs because the Participating Director died, the shares of Stock required to be delivered under the Plan and the applicable Election Agreement shall be issued not later than 2½ months following the end of the Plan Year of the Participating Director’s death, in the name and delivered to the Participating Director's beneficiary (or beneficiaries) as designated in the applicable Election Agreement, or, if none are so designated, in the name of and to the legally appointed personal representative of the Participating Director's estate.  If no legal proceedings for such appointment have been instituted within sixty days after receipt by the Company of notice of the Participating Director's death, such delivery shall be in accordance with the last sentence of Paragraph 7(b) above.

8.           ADMINISTRATION.  Directors of the Company who are not Eligible Directors shall be solely responsible for the administration of the Plan, but may delegate any portion of such responsibility that they determine to be appropriate.  To the extent consistent with the terms of the Plan, such directors shall have the power to interpret any Plan provision, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations that it deems necessary or advisable to administer the Plan.  Such directors shall be called the Directors' Retainer Stock Plan Committee.

9.           "TOP HAT" PLAN.  The Plan is intended to be, for purposes of Titles I and IV of the Employee Retirement Income Security Act of 1974, as amended, an unfunded plan for the benefit of a selected group of non-employee management persons.

10.         OTHER BENEFITS.  Except to the extent specifically provided in the Company's Retirement Plan for Directors, or any other plan or arrangement maintained or sponsored by the Company, the Plan benefits to Eligible Directors (other than Retainer Fees) shall not be deemed to be compensation for the purpose of computing benefits under such Retirement Plan for Directors or other plan or arrangement.

11.         STATUS OF ACCOUNT.  The Company shall have full and unrestricted use of all property or amounts payable pursuant to the Plan, and title to and beneficial ownership of any assets which the Company may earmark to pay the amounts hereunder shall at all times remain in the Company and no Eligible Director shall have any property interest whatsoever in any specific assets of the Company.  The Reserve Account is not intended to be a trust account or escrow account for the benefit of a Participating Director or any other person, or an asset segregation for the benefit of a Participating Director or any other person.  The sole right of a Participating Director, or a Participating Director's heirs or personal representatives, is a right as an unsecured general creditor of the Company to claim any shares of Stock or dollar amount to which the Participating Director becomes entitled, pursuant to the terms and conditions of the Participating Director's Election Agreement and the Plan.  The Company shall provide each Participating Director with an annual report of his or her Reserve Account balance.  Such reporting shall be made each January.

12.         AMENDMENT OR TERMINATION.  The Company may, at any time and from time to time, terminate the Plan or make such amendments as it deems advisable; provided, however, that no such termination or amendment shall adversely affect or impair the contract rights of a Participating Director with respect to an effective Election Agreement, unless such Participating Director shall consent in writing to such termination or amendment; and, provided further, that no such amendment, without the approval of the Company's shareholders, may materially increase the benefits accruing to Eligible Directors under the Plan, increase the number of shares of Stock distributed under the Plan, or materially modify the requirements as to eligibility under the Plan.

13.         STOCK SUBJECT TO PLAN.  The maximum number of shares of Stock that shall be reserved for issuance under the Plan shall be 150,000 shares, subject to adjustment upon changes in the capitalization of the Company as provided in Paragraph 6 of the Plan.

14.         NON-PLAN DEFERRAL ARRANGEMENTS.  The Company does not intend that this Plan replace or supersede any presently existing retainer deferral arrangement or preclude the Company from implementing additional deferral arrangements.

15.         FUTURE DIRECTOR TERMS.  Nothing in this Plan or in any Election Agreement shall obligate a director to continue as such, or to accept any nomination for a future term as a director of the Company, or require the Company to nominate or cause the nomination of the director for a future term as a director of the Company.

16.         NO ALIENATION.  No shares of Stock or dollar amount deliverable under the Plan or under an Election Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrances or charge, other than by will or the laws of descent and distribution.

17.         WITHHOLDING.  The Company is entitled to withhold and deduct from any amounts due from the Company to a Participating Director, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related taxes arising directly or indirectly in connection with the Plan or any Election Agreement, and the Company may require the Participating Director to remit promptly to the Company the amount of such taxes before taking any future actions with respect to the Participating Director's Reserve Account or Election Agreement.

18.         INTERNAL REVENUE CODE SECTION 409A.  The Plan is subject to Code Section 409A and the regulations or guidance with respect to Code Section 409A are in the process of being issued and/or clarified.  In light of the foregoing, all amounts payable under the Plan will be subject to Code Section 409A and the regulations or guidelines with respect to Code Section 409A.  The Plan may be amended as reasonably necessary or desirable to legally minimize any adverse tax consequences to Participating Directors and/or the Company, and to preserve, to the fullest extent permissible, the economic provisions set forth in the Plan.

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on April 18, 2012.

Meeting Information
UNIVERSAL FOREST PRODUCTS, INC.	Meeting Type:	Annual Meeting
	For holders as of:	February 20, 2012
	Date: April 18, 2012	Time: 8:30 AM
	Location:	Universal Forest Products, Inc.
Technology and Training Bldg.
2880 East Beltline Lane NE
Grand Rapids, MI 49525

UNIVERSAL FOREST PRODUCTS, INC.	You are receiving this communication because you hold shares in the above named company.
ATTN: DAVID A. TUTAS
2801 EAST BELTLINE AVE, NE GRAND RAPIDS, MI 49525
This is not a ballot. You cannot use this notice to vote these shares.  This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

M41927-Z57304	See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT	ANNUAL REPORT

How to View Online: Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 4, 2012 to facilitate timely delivery.

  — How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com.  Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board  of Directors recommends  you vote
FOR the following:

1.      Election of Directors

 Nominees:

 01)    Matthew  J. Missad
 02)    Thomas W. Rhodes
 03)    Louis A. Smith

The Board of Directors recommends  you vote FOR the following  proposals:

2.      Consider and vote upon a proposal to amend the Company's Director Retainer Stock Plan.

3.      Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2012.

4.     Advisory approval of the Company's executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment  thereof.

M41930-Z57304

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ATTN: DAVID A. TUTAS 2801 EAST BELTLINE AVE, NE GRAND RAPIDS, MI 49525
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
For directions to the meeting location and other special instructions for attending the meeting and voting in person, please review the proxy statement (available through the means noted above). At the meeting, you will need to request a ballot to vote these shares.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M41915-Z57304	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNIVERSAL FOREST PRODUCTS, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except

1.	Election of Directors

Nominees:

01) Matthew J. Missad
02) Thomas W. Rhodes
03) Louis A. Smith

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Consider and vote upon a proposal to amend the Company's Director Retainer Stock Plan.

3.	Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2012.

4.	Advisory approval of the Company's executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M41916-Z57304

UNIVERSAL FOREST PRODUCTS, INC.

Annual Meeting of Shareholders

April 18, 2012, 8:30 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints William G. Currie and Michael R. Cole as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Universal Forest Products, Inc. held of record by the undersigned on February 20, 2012, at the Annual Meeting of Shareholders to be held April 18, 2012, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Continued and to be signed on reverse side